EXHIBIT 99.1
Hanmi Financial Corporation Repurchases
$20 Million of Common Stock
LOS ANGELES — August 25, 2005 — Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, has agreed to purchase from Korea Exchange Bank (“KEB”) 1,163,000 shares of Hanmi’s common stock for an aggregate purchase price of approximately $20 million.
The purchase price of $17.20 per share is 95 percent of the average closing price of Hanmi’s stock for the five trading days ended and including August 24, 2005. The transaction is scheduled to close on August 30, 2005. Following this transaction, KEB will continue to own approximately 1.18 million shares of Hanmi’s common stock. KEB acquired its position in Hanmi Financial Corporation at the time of Hanmi’s April 2004 acquisition of Pacific Union Bank, in which KEB was a shareholder. KEB’s Hanmi shares are the subject of a shelf registration statement that was declared effective in September 2004.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 22 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact: Hanmi Financial Corporation
Stephanie Yoon
Investor Relations
(213) 427-5631